SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2007

AHPC Holdings, Inc.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

0-17458	73-1326131
(Commission File Number)	(I.R.S. Employer I.D. Number)

80 Internationale Boulevard, Unit A Glendale Heights, Illinois	60139
(Address of Principal Executive Offices)	(Zip Code)

630-407-0242
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐ Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the
        Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.01      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 31, 2007, AHPC Holdings, Inc. (the "Company") received a determination from the Listing Qualifications Department of The Nasdaq Stock Market indicating that the NASDAQ Staff had determined to deny the Company's request for continued listing on The NASDAQ Capital Market as a result of the Company's failure to comply with or satisfy NASDAQ Marketplace Rule 4310(c)(2)(B) for continued listing, which requires that the Company maintain minimum shareholders' equity of $2.5 million. Additionally, on January 19, 2007, NASDAQ Staff notified the Company that the bid price of its common stock had been below $1.00 for 30 consecutive trading days, and accordingly, it did not comply with NASDAQ Marketplace Rule 4310(c)(4).

The Company intends to request a hearing before the NASDAQ Listing Qualifications Panel to review the Staff Determinations referenced above and to seek continued listing on The NASDAQ Capital Market. The request for the hearing before the Listing Qualifications Panel will stay the Staff Determinations at least until the hearing is held, likely within 30-45 days of the request for the hearing, and the Panel subsequently issues a formal decision in this matter. The Company's securities will continue to trade on The NASDAQ Capital Market pending the issuance of a decision by the Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AHPC HOLDINGS, INC.
Date:  February 6, 2007
BY  /s/ Alan E. Zeffer
  Alan E. Zeffer, President and Chief
  Executive Officer